Exhibit 99.1

News Release

Tutor Perini Reports Second-Quarter 2013 Results

•                  Revenue of $1,053.1 million, up 7% compared to $985.3 million in Q2 2012

•                  Diluted EPS of $0.32, up 100% compared to adjusted diluted EPS of $0.16 in Q2 2012

•                  Backlog of $6.6 billion (highest level since 2008), up 12% compared to $5.9 billion in Q2 2012

•                  Re-affirming FY13 guidance: Revenue $4.5 billion to $5.0 billion; diluted EPS $1.65 to $1.90

SYLMAR, California — (BUSINESS WIRE) — August 9, 2013 — Tutor Perini Corporation (NYSE: TPC) (the “Company”), a leading civil and building construction company, today reported results for the second quarter ended June 30, 2013.

Second-Quarter and Six-Month Results

Revenues were $1,053.1 million and $2,046.0 million for the second quarter and six months ended June 30, 2013, respectively, compared to $985.3 million and $1,897.9 million for the same periods last year. Income from construction operations was $39.5 million and $75.6 million for the second quarter and six months ended June 30, 2013, respectively, compared to a loss from construction operations of $354.2 million and $337.2 million for the same periods last year. Net income was $15.5 million and $30.3 million for the second quarter and six months ended June 30, 2013, respectively, compared to a net loss of $348.4 million and $349.6 million for the same periods last year. Diluted earnings per share (EPS) were $0.32 and $0.62 for the second quarter and six months ended June 30, 2013, respectively, compared to a diluted loss per share of $7.35 and $7.38 for the same periods last year. Excluding a $376.6 million goodwill and intangible assets impairment charge and a $20.7 million tax benefit provided on the impairment charge, both of which were recorded in the second quarter of 2012, net income for the second quarter of 2012 was $7.5 million, or $0.16 per diluted share. Excluding the impairment charge and related tax benefit, together with a $2.7 million realized loss on the sale of certain auction rate securities and $3.6 million in discrete tax adjustments recorded in the first quarter of 2012, net income for the six months ended June 30, 2012 was $11.6 million, or $0.24 per diluted share. Net income and diluted EPS excluding these adjustments are non-GAAP financial measures, which are discussed below and are reconciled to the most directly comparable GAAP measures in the financial tables attached hereto.

Revenues increased 6.9% and 7.8% in the second quarter and six months ended June 30, 2013, respectively, compared to the same periods last year due primarily to activity in new hospitality and gaming projects in California, Arizona, and Nevada. The increase in net income in the current second quarter and six-month periods was due primarily to the increased revenues described above and contributions from higher-margin pipeline work in the Midwest, and Hurricane Sandy-related projects performed in New York in the first quarter.

The Company generated $45.9 million of cash from operating activities in the second quarter of 2013 compared to the use of $6.8 million in the same quarter last year. At June 30, 2013, working capital was $791.8 million, an increase of $44.2 million from $747.6 million at December 31, 2012. The Company believes its financial position and available borrowing under existing credit arrangements are sufficient to support the Company’s current backlog and anticipated new work.

Backlog up to $6.6 Billion on Strong Volume of New Awards

The backlog of uncompleted construction work at June 30, 2013 was $6.6 billion, an increase of $1.0 billion from $5.6 billion reported at December 31, 2012 and an increase of $0.7 billion from $5.9 billion reported at June 30, 2012. Revenues earned during the second quarter partially offset a strong volume of new awards and adjustments to contracts in process, which together added approximately $2.1 billion. Significant additions to backlog included an $840 million San Francisco Central Subway construction project and the following projects in New York: a $143 million concrete placement contract, a $133 million underground concrete casing project, and a $56 million electrical subcontract, all for work at Hudson Yards; a $103 million bridge replacement project; a $100 million bus terminal renovation project; and the Company’s share of a $61 million joint venture runway rehabilitation project. Importantly, the $6.6 billion backlog excludes more than $400 million of work related to construction of the South Tower at Hudson Yards, for which the Company will earn a profit despite not recognizing revenue due to the customer’s direct contracts for certain externally subcontracted services. The Company continues to target a number of attractive civil infrastructure and building projects which could be awarded in the balance of this year or first half of next year.

Outlook

Ronald Tutor, Chairman and Chief Executive Officer, remarked, “I am satisfied with the Company’s second-quarter results—in particular our 12% backlog growth, which was driven by $1.3 billion of new awards in our Civil segment. Our Civil business fuels our growth, and this quarter’s strong Civil backlog growth provides the foundation needed for higher revenue and improved margins over the next few years. Our backlog now stands at the highest level since 2008. In addition, we anticipate a continued strong volume of new awards in the third quarter, driven by our share of the $1 billion joint venture California High-Speed Rail project and both the platform and North Tower contracts for Hudson Yards. Our second-quarter financial results were in-line with our projections and we continue to foresee stronger results in the second half of 2013 and in 2014 as we ramp up work on several mega-projects.” Tutor continued, “Based on our outlook for the remainder of this year, we are re-affirming our fiscal 2013 guidance for revenue in the range of $4.5 billion to $5.0 billion and diluted EPS in the range of $1.65 to $1.90.”

Non-GAAP Financial Measures

To supplement our consolidated financial statements presented based on accounting principles generally accepted in the United States of America (“GAAP”), we sometimes use non-GAAP measures of income from operations, net income, EPS and other measures that we believe are appropriate to enhance an overall understanding of our historical financial performance and future prospects. The Company is providing these measures to provide additional information to facilitate the comparison of past and present operations, and they are among the indicators management uses as a basis for evaluating its financial performance as well as for forecasting future periods. For these reasons, management believes these non-GAAP measures can be useful operating performance measures to be considered by investors, potential investors, and others. These measures are not intended to replace the presentation of our financial results in accordance with GAAP, and they should be considered in addition to, and not in lieu of, our GAAP results. The non-GAAP financial measures that we provide may not be comparable to other similarly titled measures of other companies. A table reconciling reported income/loss from construction operations, net income/loss, and diluted earnings/loss per share under GAAP to adjusted income from operations, net income and diluted EPS in 2012 is attached. Included in the adjustments to GAAP are the impacts of: (i) the $376.6 million goodwill and intangible assets impairment charge and related $20.7 million tax benefit, both recorded in the second quarter of 2012, (ii)  $3.6 million of discrete tax expense items related to an increase in unrecognized tax benefits and an adjustment, both associated with certain stock-based compensation items identified during the first quarter of 2012, and (iii) the $2.7 million realized loss on the sale of auction rate securities in the first quarter of 2012.

Second-Quarter Conference Call

The Company will host a conference call at 10:00 AM Pacific Time on Friday, August 9, 2013, to discuss the second-quarter 2013 results. To participate in the conference call, please dial (800) 798-2864 and enter the passcode 66953912 five to ten minutes prior to the scheduled time. International callers should dial +1 (617) 614-6206 and enter the passcode 66953912.

The conference call will be webcasted live over the internet and can be accessed on Tutor Perini’s website at www.tutorperini.com. To listen to the webcast, please visit Tutor Perini’s website at least fifteen minutes prior to the start of the call to register, download, and install any necessary software. For those unable to participate during the live call, the webcast will be available for replay shortly after the call on Tutor Perini’s website for 90 days.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning, and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials, and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing, and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future and statements regarding future guidance or estimates and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company’s ability to successfully and timely complete construction projects; the Company’s ability to win new contracts and convert backlog into revenue; the Company’s ability to realize the anticipated economic and business benefits of its acquisitions and its strategy to assemble and operate a Specialty Contractors business segment; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects and the impact of changing economic conditions on federal, state and local funding for infrastructure projects; possible changes or developments in international or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials; and other risks and uncertainties discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on February 25, 2013. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Tutor Perini Corporation

Jorge Casado, 818-362-8391
Director, Investor Relations

www.tutorperini.com

Tutor Perini Corporation

Consolidated Balance Sheets

(Dollars in thousands, except par value)

	June 30, 2013
	(Unaudited)	December 31, 2012
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$142,678	$168,056
Restricted cash	47,019	38,717
Accounts receivable, including retainage	1,389,511	1,224,613
Costs and estimated earnings in excess of billings	504,911	465,002
Deferred income taxes	9,452	10,071
Other current assets	53,814	75,388
Total current assets	2,147,385	1,981,847

Long-term investments	46,283	46,283
Property and equipment, net	491,457	485,095
Goodwill	570,646	570,646
Intangible assets, net	120,281	126,821
Other	81,432	85,718

Total assets	$3,457,484	$3,296,410

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$108,134	$67,710
Accounts payable, including retainage	760,512	696,473
Billings in excess of costs and estimated earnings	306,391	301,761
Accrued expenses and other current liabilities	180,545	168,326
Total current liabilities	1,355,582	1,234,270

Long-term debt, less current maturities	675,642	669,380
Deferred income taxes	109,900	109,900
Other long-term liabilities	135,505	138,996
Total liabilities	2,276,629	2,152,546

CONTINGENCIES AND COMMITMENTS

STOCKHOLDERS’ EQUITY:
Preferred stock, $1 par value:
Authorized — 1,000,000 shares
Issued and outstanding — none	—	—
Common stock, $1 par value:
Authorized — 75,000,000 shares
Issued and outstanding — 47,896,879 shares and 47,556,056 shares	47,897	47,556
Additional paid-in capital	1,008,995	1,002,603
Retained earnings	167,557	137,279
Accumulated other comprehensive loss	(43,594)	(43,574)
Total stockholders’ equity	1,180,855	1,143,864

Total liabilities and stockholders’ equity	$3,457,484	$3,296,410

Tutor Perini Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues	$1,053,065	$985,346	$2,045,993	$1,897,880

Cost of operations	947,110	898,285	1,839,681	1,724,660

Gross profit	105,955	87,061	206,312	173,220

General and administrative expenses	66,481	64,661	130,759	133,857

Goodwill and intangible asset impairment	—	376,574	—	376,574

INCOME (LOSS) FROM CONSTRUCTION OPERATIONS	39,474	(354,174)	75,553	(337,211)

Other (expense) income, net	(3,234)	1,082	(4,061)	(1,226)
Interest expense	(11,083)	(10,603)	(22,419)	(21,685)

Income (loss) before income taxes	25,157	(363,695)	49,073	(360,122)

(Provision) benefit for income taxes	(9,679)	15,272	(18,795)	10,496

NET INCOME (LOSS)	$15,478	$(348,423)	$30,278	$(349,626)

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.32	$(7.35)	$0.64	$(7.38)

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.32	$(7.35)	$0.62	$(7.38)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	47,684	47,434	47,622	47,382
Effect of dilutive stock options and restricted stock units	914	—	934	—
DILUTED	48,598	47,434	48,556	47,382

Tutor Perini Corporation

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2013	2012
Cash Flows from Operating Activities:
Net income (loss)	$30,278	$(349,626)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Goodwill and intangible asset impairment	—	376,574
Depreciation and amortization	27,566	32,106
Stock-based compensation expense	4,624	5,074
Excess income tax benefit from stock-based compensation	(358)	—
Deferred income taxes	500	(42,421)
Adjustment of interest rate swap to fair value	—	264
Loss on sale of investments	—	2,699
(Gain) loss on sale of property and equipment	(180)	530
Other long-term liabilities	8,449	(4,006)
Other non-cash items	(111)	253
Changes in other components of working capital	(109,338)	(53,314)
NET CASH USED IN OPERATING ACTIVITIES	(38,570)	(31,867)

Cash Flows from Investing Activities:
Acquisition of property and equipment	(28,127)	(21,788)
Proceeds from sale of property and equipment	2,359	9,614
Investments in available-for-sale securities	—	(535)
Proceeds from sale of available-for-sale securities	—	16,553
Change in restricted cash	(8,302)	(3,247)
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(34,070)	597

Cash Flows from Financing Activities:
Proceeds from debt	421,550	306,582
Repayment of debt	(374,987)	(290,917)
Business acquisition related payments	—	(2,932)
Excess income tax benefit from stock-based compensation	358	—
Issuance of common stock and effect of cashless exercise	341	(307)
Debt issuance costs	—	(10)
NET CASH PROVIDED BY FINANCING ACTIVITIES	47,262	12,416

Net Decrease in Cash and Cash Equivalents	(25,378)	(18,854)
Cash and Cash Equivalents at Beginning of Year	168,056	204,240
Cash and Cash Equivalents at End of Period	$142,678	$185,386

Supplemental Disclosure of Cash Paid For:
Interest	$21,678	$19,220
Income taxes	$12,692	$15,793
Supplemental Disclosure of Non-cash Transactions:
Property and equipment acquired through financing arrangements	$205	$2,050
Grant date fair value of common stock issued for services	$3,657	$5,075

Tutor Perini Corporation

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Reported net income (loss)	$15,478	$(348,423)	$30,278	$(349,626)
Plus: Impairment charge	—	376,574	—	376,574
Less: Tax benefit provided on impairment charge	—	(20,653)	—	(20,653)
Plus: Realized loss on sale of investments	—	—	—	2,699
Less: Tax benefits provided on realized sale of investments	—	—	—	(1,057)
Plus: Discrete tax adjustments	—	—	—	3,649
Net income, excluding discrete items	$15,478	$7,498	$30,278	$11,586

Reported diluted income (loss) per common share	$0.32	$(7.35)	$0.62	$(7.38)
Plus: Impairment charge		7.51		7.51
Plus: Realized loss on sale of investments	—	—	—	0.03
Plus: Discrete tax adjustments	—	—	—	0.08
Diluted earnings per common share, excluding discrete items	$0.32	$0.16	$0.62	$0.24

Tutor Perini Corporation

Segment Information

(In thousands)

	Reportable Segments
			Specialty	Management				Consolidated
	Building	Civil	Contractors	Services	Totals	Corporate		Total
Three Months Ended June 30, 2013
Total revenues	$422,366	$332,223	$284,036	$45,744	$1,084,369	$—		$1,084,369
Elimination of intersegment revenues	(20,542)	(10,515)	—	(247)	(31,304)	—		(31,304)
Revenues from external customers	$401,824	$321,708	$284,036	$45,497	$1,053,065	$—		$1,053,065
Income from construction operations	$3,024	$29,199	$15,985	$2,112	$50,320	$(10,846	)*	$39,474

Three Months Ended June 30, 2012
Total revenues	$331,924	$327,072	$275,902	$64,773	$999,671	$—		$999,671
Elimination of intersegment revenues	(1,664)	(3,376)	—	(9,285)	(14,325)	—		(14,325)
Revenues from external customers	$330,260	$323,696	$275,902	$55,488	$985,346	$—		$985,346
Income from construction operations
Before Impairment Charge	$(14,487)	$25,762	$19,868	$1,852	$32,995	$(10,595	)*	$22,400
Impairment Charge	(282,608)	(65,503)	(11,489)	(16,974)	(376,574)	—		(376,574)
Total	$(297,095)	$(39,741)	$8,379	$(15,122)	$(343,579)	$(10,595)		$(354,174)

	Reportable Segments
			Specialty	Management				Consolidated
	Building	Civil	Contractors	Services	Totals	Corporate		Total
Six Months Ended June 30, 2013
Total revenues	$847,480	$616,198	$585,913	$93,113	$2,142,704	$—		$2,142,704
Elimination of intersegment revenues	(32,017)	(61,803)	(10)	(2,881)	(96,711)	—		(96,711)
Revenues from external customers	$815,463	$554,395	$585,903	$90,232	$2,045,993	$—		$2,045,993
Income from construction operations	$7,261	$50,753	$35,271	$4,918	$98,203	$(22,650	)*	$75,553

Six Months Ended June 30, 2012
Total revenues	$674,963	$577,661	$543,638	$132,885	$1,929,147	$—		$1,929,147
Elimination of intersegment revenues	(3,909)	(4,592)	(298)	(22,468)	(31,267)	—		(31,267)
Revenues from external customers	$671,054	$573,069	$543,340	$110,417	$1,897,880	$—		$1,897,880
Income from construction operations
Before Impairment Charge	$(23,384)	$42,604	$39,616	$3,738	$62,574	$(23,211	)*	$39,363
Impairment Charge	(282,608)	(65,503)	(11,489)	(16,974)	(376,574)	—		(376,574)
Total	$(305,992)	$(22,899)	$28,127	$(13,236)	$(314,000)	$(23,211)		$(337,211)

* Consists primarily of corporate general and administrative expenses.

Tutor Perini Corporation

Backlog Information

(In millions)

			Revenues
			Recognized in the
	Backlog at	New Business	Three Months Ended	Backlog at
	March 31, 2013	Awarded (1)	June 30, 2013	June 30, 2013

Building	$2,042.1	$423.1	$(401.9)	$2,063.3
Civil	1,665.9	1,299.1	(321.7)	2,643.3
Specialty Contractors	1,494.4	376.1	(284.0)	1,586.5
Management Services	323.9	15.2	(45.5)	293.6
Total	$5,526.3	$2,113.5	$(1,053.1)	$6,586.7

			Revenues
			Recognized in the
	Backlog at	New Business	Six Months Ended	Backlog at
	December 31, 2012	Awarded (1)	June 30, 2013	June 30, 2013

Building	$1,964.9	$913.9	$(815.5)	$2,063.3
Civil	1,774.0	1,423.7	(554.4)	2,643.3
Specialty Contractors	1,507.3	665.1	(585.9)	1,586.5
Management Services	357.4	26.4	(90.2)	293.6
Total	$5,603.6	$3,029.1	$(2,046.0)	$6,586.7

(1)   New business awarded consists of the original contract price of projects added to our backlog plus or minus subsequent changes to the estimated total contract price of existing contracts.